                            PXRE REINSURANCE COMPANY
                            AGGREGATE EXCESS OF LOSS
                                   REINSURANCE

                             Effective July 1, 2001
Article  Summary                                                            Page

    1     Business Covered                                                   2
    2     Term, Territory and Inuring Reinsurances                           2
    3     Basis of Coverage                                                  3
    4     Exclusions                                                         3
    5     Coverage, Retention, Aggregate Limit and Franchise Deductible      4
    6     Definitions                                                        6
    7     Net Retained Lines                                                 9
    8     Initial Premium, Additional Premium, Return Premium               10
            and Reinsurer's Expense
    9     Ceding Commission                                                 11
   10     Funds Held Account                                                11
   11     Interest Credit                                                   12
   12     Accounts, Remittances and Loss Settlements                        13
   13     Commutation                                                       14
   14     Profit Sharing                                                    14
   15     Currency                                                          15
   16     Taxes                                                             15
   17     Reinsurer's Security                                              15
   18     Excess of Policy Limits                                           17
   19     Extra Contractual Obligations                                     17
   20     Offset                                                            18
   21     Indemnification and Errors and Omissions                          18
   22     Access to Records                                                 18
   23     Assignment and Assumption                                         19
   24     Insolvency                                                        19
   25     Confidentiality                                                   20
   26     Arbitration                                                       20
   27     Service of Suit                                                   21
   28     Governing Law                                                     21
   29     Severability                                                      22
   30     Contingent Trust Fund                                             22
   31     Changes in Administrative Practices                               23
   32     Intermediary                                                      23
   33     Counterparts                                                      23
   34     Other Clauses                                                     23

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                     ACCIDENT YEAR AGGREGATE EXCESS OF LOSS
                                   REINSURANCE

                  (hereinafter referred to as the "Agreement")

                                     between

                            PXRE REINSURANCE COMPANY
                              Hartford, Connecticut

                   (hereinafter referred to as the "Company")

                                       and

                             SELECT REINSURANCE LTD.
                                Hamilton, Bermuda

                  (hereinafter referred to as the "Reinsurers")


                                    ARTICLE 1

BUSINESS COVERED

This Agreement is to indemnify the Company with respect to the Ultimate Net Losses which may accrue to the Company as a result of losses occurring, and claims made during the Term, all as per underlying policies and binders of insurance, facultative certificates and programs of Reinsurance Agreements (hereinafter referred to as "Subject Business") as respects all classes of business underwritten by the Company except for business excluded in Article 4, Exclusions, all subject to the terms and conditions of this Agreement.


                                    ARTICLE 2

TERM, TERRITORY AND INURING REINSURANCES

A. This Agreement shall be effective from 12:01 a.m. Eastern Standard Time, July 1, 2001, until 11:59 p.m. Eastern Standard Time, June 30, 2002 (the "Term"), both days inclusive unless this Agreement is terminated early.

B.    This Agreement applies to losses worldwide on all Subject Business.

C. All other reinsurance treaties, other than those set forth on Schedule A (such treaties, "Non-Inuring Reinsurance"), that inure to the benefit of this Agreement shall be deemed in place until all liability of the Reinsurers under this Agreement is finalized by payment of all covered Ultimate Net Losses or Commutation as outlined in Article 13.

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                                   ARTICLE 3


BASIS OF COVERAGE

The Reinsurers shall indemnify the Company for all losses on Subject Business during the Term. Coverage for Loss Occurrences or claims made or losses discovered shall in all cases follow the underlying coverage form of the Company's policies, binders and certificates of insurance or Reinsurance Agreements.


                                    ARTICLE 4

EXCLUSIONS

This Agreement shall not apply to and specifically excludes:

A. Nuclear incident, in accordance with the following clauses attached hereto:

      1. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - U.S.A. - NMA 1119;

      2. Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) - Reinsurance - U.S.A. - NMA 1166;

      3. Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - Canada - NMA 1980;

      4. Nuclear Incident Exclusion Clause - Physical Damage and Liability (Boiler and Machinery Policies) Reinsurance - Canada - NMA 1251;

      5.    Nuclear Incident Exclusion Clause - Liability - Reinsurance - U.S.A.
            - NMA 1590;

      6.    Nuclear Incident Exclusion Clause - Liability - Reinsurance - Canada
            - NMA 1979; and

      7. Nuclear Energy Risks Exclusion Clause (Reinsurance) (1984) - Worldwide Excluding U.S.A. and Canada - NMA 1975;

B. War risks, in accordance with the war risks exclusion clause attached hereto;

C.    Insolvency Funds Exclusion Clause attached hereto;

D. With respect to property business liability assumed by the Company as a member of any Pool, Association or Syndicate as per the property catastrophe clause attached hereto;

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E.    With respect to workers' compensation, any loss or liability accruing to the Company directly or indirectly as insurer arising out of membership in any Pool, Association or Syndicate; however, this exclusion shall not apply to the Company's involuntary participation in workers' compensation assigned risk plans or to business assumed through the National Workers' Compensation Reinsurance Pool; and

F. All reinsurance business classified by the Company as finite reinsurance business, other than those finite reinsurance agreements and treaties set forth on Schedule B.

G. All credit default swaps, credit derivatives, collateralized debt obligations, collateralized bond obligations and collateralized loan obligations.

H. Any and all exposure associated with the Company's run-off of its Lloyd's operations.


                                    ARTICLE 5

COVERAGE, RETENTION, AGGREGATE LIMIT AND FRANCHISE DEDUCTIBLE

A. Coverage - The Reinsurers shall indemnify the Company for 100% (one hundred percent) of the paid Ultimate Net Loss during the Term for the layers as defined herein, in excess of the respective Retention, as defined in Section B. below, and the Franchise Deductible, as defined in Section D. below, subject to a maximum liability equal to the Aggregate Limit, as defined in Section C. below, in respect of Ultimate Net Loss of the Company. The layers of coverage as provided hereon are defined as the following:

      Layer A - Layer A Coverage shall equal 333.33% (three hundred thirty three point three three percent) of the net Premium (including Additional Premiums) paid by the Company, either on a funds transferred or funds held basis or by offset, in respect of Layer A only, not to exceed total Layer A Coverage equal to the greater of, but not to exceed, $62,000,000 (sixty two million dollars) or 27.94% (twenty seven point nine four percent) of SNEPI (such amount, the "Layer A Coverage Limit").

      Layer B - Layer B Coverage shall equal the greater of, but not to exceed, $63,000,000 (sixty three million dollars) or 28.39% (twenty eight point three nine percent) of SNEPI (such amount, the "Layer B Coverage Limit").

      Layer C - Layer C Coverage shall equal $52,000,000 (fifty two million dollars) (the "Layer C Coverage Limit") per occurrence and in the aggregate. Layer C Coverage shall be available only to the extent losses are not ceded to Layer A.

B.    Retention - The Retention for the Term shall equal the following:


      Layer A - The Reinsurers shall indemnify the Company for 100% (one hundred percent) of the Ultimate Net Loss incurred during the Term and paid in respect of Ultimate Net Loss within the Net Retained Liability of the Company in excess of an amount equal to the sum of 72.14% (seventy two point one four percent) of SNEPI and the Franchise Deductible below (i.e., effective retention), not to exceed the respective Layer A Coverage Limit hereon. Layer A is subject to a minimum Retention of $152,000,000 (one hundred fifty two million dollars).

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      Layer B - The Reinsurers shall indemnify the Company for 100% (one hundred percent) of the Ultimate Net Loss incurred during the Term and paid in respect of Ultimate Net Loss within the Net Retained Liability of the Company in excess of an amount equal to the sum of 100.08% (one hundred point zero eight percent) of SNEPI, not to exceed the respective Layer B Coverage Limit hereon. Layer B is subject to a minimum Retention of $152,000,000 (one hundred fifty two million dollars) plus the greater of $62,000,000 (sixty two million dollars) or 27.94% (twenty seven point nine four percent) of SNEPI. In addition, Coverage provided under Layer B shall be reduced to $40,874,000 (forty million eight hundred seventy four dollars) if the additional Reinsurers' Expense as set forth in Article 8, item C., Reinsurers' Expense is not paid by the Company to the Reinsurers on or before the payment dates established in Article 8.

      Except for Non-Inuring Reinsurance, the Company shall retain and be liable for the paid portion of Ultimate Net Loss equal to the Retention, as defined above, inclusive of the Franchise Deductible, as defined below, for the coverage afforded hereunder.

      Layer C- The Reinsurers shall indemnify the Company for 100% (one hundred percent) of the Ultimate Net Loss incurred during the Term and paid in respect of Ultimate Net Loss in excess of $10,000,000 (ten million dollars) on a per event basis only.

C. Aggregate Limit - The Reinsurers' liability shall be subject to a maximum Aggregate Limit for the Term of an amount equal to the greater of $125,000,000 (one hundred twenty five million dollars) or 56.32% (fifty six point three two percent) of SNEPI, subject to a maximum of $135,000,000 (one hundred thirty five million dollars. Should the result of multiplying the actual SNEPI by 61.73% (sixty one point seven three percent) exceed $135,000,000 (one hundred thirty five million dollars), then Ultimate Net Loss and SNEPI shall be prorated based upon applying the factor equal to the result of $135,000,000 (one hundred thirty five million dollars) divided by the result of multiplying SNEPI by 61.73% (sixty one point seven three percent) to the respective Ultimate Net Loss and SNEPI hereon.

D. Franchise Deductible - Coverage hereunder is subject to a Franchise Deductible. Except for Non-Inuring Reinsurance, the Company shall retain net and unreinsured the following percentage of SNEPI corresponding to the respective Ultimate Net Loss Ratio:

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                           (A)             (B)       (C)=(A)+(B)
        Ultimate Net                   Franchise        Effective
         Loss Ratio        Retention   Deductible      Retention
       --------------      ---------   ----------    -------------

         81.45% or below    72.14%       9.31%           81.45%
         83.45%             72.14%       8.31%           80.45%
         85.45%             72.14%       7.31%           79.45%
         87.45%             72.14%       6.31%           78.45%
         89.45%             72.14%       5.31%           77.45%
         91.45%             72.14%       4.31%           76.45%
         93.45%             72.14%       3.31%           75.45%
         95.45%             72.14%       2.31%           74.45%
         97.45%             72.14%       1.31%           73.45%
         99.45%             72.14%       0.31%           72.45%
        100.08% or greater               0.00%           72.14%


                                    ARTICLE 6

DEFINITIONS

A. "Allocated Loss Adjustment Expenses", as used in this Agreement, shall mean the Company's share of costs and expenses allocable to specific claims attaching to the Reinsurance Agreements and that are incurred in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of such specific claims, including statutory penalties, court costs and costs of supersedeas and appeal bonds, and including:

      1) pre-judgment interest, unless included as part of the award or judgment;

      2)    post-judgement interest; and

      3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including declaratory judgement expense.

      Allocated Loss Adjustment Expenses shall not include the Company's office expenses and salaries of employees of the Company, except: 1) payments to attorneys on the Company's staff who are engaged in the investigation, litigation or settlement of claims, suits, legal proceedings or losses reinsured under this Agreement; 2) when the Company uses its own employees or officials, including claims personnel and engineers to settle losses, the Company shall be permitted to include a pro rata share of expenses incurred by and salaries related to such employees and officials, including claim personnel and engineers. The Company warrants that the allocation of Loss Adjustment Expenses will remain consistent while this Agreement is in force and /or the Reinsurer is at risk.

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B.    "Loss Occurrence(s)", "Claim(s) Made", and "Loss(es) Discovered" shall follow the definition each such term may have under the policies, binders and certificates of insurance covered by this Agreement. The Reinsurers shall accept such definitions and any subsequent loss allocations as determined by the Company.

C. "Net Written Premium Income" shall mean gross premium of the Company's Business Covered less cancellations and returns and less premium paid for all other specific or aggregate excess reinsurance inuring to this Agreement.

D. "Other Lines" shall mean lines of business other than Short-Tail Lines of business including, but not limited to, workers' compensation finite specific excess of loss contracts.

E. "Prejudgment Interest or Delayed Damages" shall mean interest or damages added to a settlement, verdict, award, or judgment based on the amount of time prior to the settlement, verdict, award or judgment whether or not made part of the settlement, verdict, award or judgment.

F. "Property Catastrophe Loss" shall mean any loss event worldwide which is assigned a catastrophe designation by the organization responsible for assigning such designation for the geographic area in which the loss event occurred and for which the Company receives a specific identification via report(s) from their underlying clients of such Property Catastrophe Losses.

G. "Short-Tail Lines" shall mean property lines of business, including property catastrophe and assumed finite business that is not more than 50% (fifty percent) casualty oriented in terms of underlying Subject Business.

H.    "Statutory Penalties" shall mean fines imposed by statutes or laws.


I. "Subject Net Earned Premium Income (SNEPI)" for any period applicable to this Agreement shall mean the Net Written Premium Income of the Company's Business Covered for the Term plus the respective Net Written Premium Income Unearned as of the inception of this Agreement Year less the respective Net Written Premium Income Unearned as of the end of the calculation period less ceded premium in respect of all inuring reinsurance/retrocessional protection. SNEPI shall be gross of all premiums including Initial Premium and Minimum Premium for Subject Business in respect of this reinsurance coverage. For purposes of the agreements set forth on Schedule B, Premium, Earned Premium, Gross Premium and Written Premium shall be as defined in such agreements.

      (i) "Net Written Premium Income Unearned" shall be determined by the Company following its standard practices and calculations as respects the subject Reinsurance Agreements.

J. "Ultimate Net Loss" shall mean the sum of losses incurred by the Company on its net retained liability in settlement of losses, including Allocated Loss Adjustment Expenses, on Subject Business plus reserves for outstanding losses and Allocated Loss Adjustment Expenses, including reserves for incurred but not reported claims, ex gratia payments, the liability for Loss in Excess of Original Policy Limits, in accordance with
      Article 18, Excess of Policy Limits, and the liability for Extra Contractual Obligations emanating from underlying contracts of the Company's clients, in accordance with Article 19, Extra Contractual Obligations, from the Company's assumed reinsurance contracts. Ultimate Net Loss shall be net of inuring reinsurances (but gross of Non-Inuring Reinsurance), whether collectible or not, and all salvages and recoveries deducted from the Ultimate Net Loss, provided, however, that in the event of the insolvency of the Company, payments by the Reinsurers shall be made in accordance with the provisions of Article 24, Insolvency. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company's Ultimate Net Loss has been ascertained.

      Ultimate Net Loss that may be ceded under this Agreement shall be subject to a Property Catastrophe Loss per event aggregate sublimit equal to $62,000,000 (sixty two million dollars). Ultimate Net Loss in respect of Short-Tail Lines that may be ceded under this Agreement shall be limited in the aggregate to $90,000,000 (ninety million dollars) above plan (as detailed in Schedule C). In addition, Short-Tail Ultimate Net Loss ceded with respect to Short-Tail Lines shall decrease dollar for dollar the amount that the subject Ultimate Net Loss is greater than the Retention plus the Limit for Layers A and B.

      The Ultimate Net Loss in respect of the agreement set forth on Schedule B, item 4., shall be limited to plan (as detailed in Schedule C) plus 10% (ten percent) of Ultimate Net Loss above plan only, in respect of this Agreement.

      With respect to the agreements set forth on Schedule B, (i) Ultimate Net Loss, Ceding Commission and Return Premium shall be as defined in such agreements, and (ii) Ultimate Net Loss shall only include Return Premium and Ceding Commissions earned during the Term.

      Ultimate Net Loss shall exclude both unallocated Loss Adjustment Expenses and all other general operating expenses (overhead) of the Company, but shall include any unallocated Loss Adjustment Expenses where the underlying treaties and facultative business with the Company's clients provide for such coverage.

      Ultimate Net Loss amounts shall include Business Covered paid losses, outstanding losses, and losses incurred, as referenced in this Agreement. As referred to in this Agreement, outstanding losses shall include in respect of Business Covered the Company's loss reserves for losses incurred, losses incurred but not reported and reserves for loss adjustment expense as of the calculation date; losses incurred shall comprise the sum of Ultimate Net Losses paid and Ultimate Net Losses outstanding as of the calculation date.

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      Notwithstanding the Coverage, Aggregate Limit and Premium terms hereon, the Reinsurers shall not be obligated to pay any further Ultimate Net Losses otherwise due to the Company upon the Reinsurers sustaining a present value economic loss on a paid basis greater than 15.1% (fifteen point one percent) of present value ceded Premiums hereon (i.e., excluding the Franchise Deductible).

      Present value economic loss shall be based upon Ultimate Net Loss and Return Premiums, if applicable, paid by the Reinsurers, being discounted at an 8.0% (eight point zero percent) effective annual rate for those payments made by debiting the Funds Held Account and a 4.66% (four point six six percent) effective annual rate for said payments made from the Reinsurers' Expenses, and other funds of the Reinsurers, including Premiums paid to the Reinsurers, all back to inception of this Agreement.

      The Company must cede Ultimate Net Loss as reported in the Company's audited financial statements unless otherwise agreed by the Company and the Reinsurers provided, however, that with respect to Layer B only, the Company shall have the option to not report Ultimate Net Loss as long as the election to not report and cede such loss does not have a material detrimental economic effect on the Reinsurers.

K. "Ultimate Net Loss Ratio" shall mean the ratio of Ultimate Net Losses incurred divided by Subject Net Earned Premium Income as of the date of calculation.



                                    ARTICLE 7

NET RETAINED LINES

This Agreement applies only to that portion of any Reinsurance Agreement which the Company retains net for its own account, and in calculating the amount of any Ultimate Net Loss hereunder and also in computing the amounts in Article 5, Coverage, Retention, Aggregate Limit and Franchise Deductible to which this Agreement applies, only Ultimate Net Loss in respect of that portion of any Reinsurance Agreement which the Company retains net for its own account shall be included, provided, however, that Non-Inuring Reinsurance shall be disregarded for purposes of calculating Ultimate Net Loss hereunder.

The amount of the Reinsurers' liability hereunder in respect of any Ultimate Net Loss shall not be increased by reason of the inability of the Company to collect from any other reinsurer, whether specific or general, any amounts which may have become due from such reinsurer, whether such inability arises from the insolvency of such other reinsurer or otherwise.

                                    ARTICLE 8

INITIAL PREMIUM, ADDITIONAL PREMIUM, RETURN PREMIUM AND REINSURERS' EXPENSE

A. Initial Premium - The Company shall pay an Initial Premium to the Reinsurers as follows:

      Layer A - There shall be no Initial Premium in respect of Layer A
      Coverage.

      Layer B - An Initial Premium, in respect of Layer B Coverage, equal to the greater of $40,874,000 (forty million eight hundred seventy four thousand dollars) or 18.42% (eighteen point four two percent) of SNEPI shall be credited to the Funds Held Account as of July 1, 2001.

      Layer C - There shall be no Initial Premium in respect of Layer C
      Coverage.

B. Additional Premium - The Company shall pay Additional Premium to the Reinsurers as follows:


      Layer A - Additional Premium, in respect of Layer A Coverage only, equal to 30% (thirty percent) of the ceded amount of Ultimate Net Loss in respect of Layer A Coverage shall be credited to the Funds Held Account as of July 1, 2001.

      Layer B - There shall be no Additional Premium in respect of Layer B Coverage.

      Layer C - Additional Premium, in respect of Layer C Coverage only, equal to 30% (thirty percent) of the ceded amount of Ultimate Net Loss plus 10% (ten percent) of ceded Ultimate Net Loss in excess of $26,000,000 (twenty six million dollars) in respect of Layer C Coverage shall be credited to the Funds Held Account as of July 1, 2001.

C. Return Premium - The Company shall be entitled to 100% (one hundred percent) of the difference between Layer B Initial Premium less Ceding Commission if subject Ultimate Net Loss does not exceed the Retention of Layer B Coverage, provided that if any portion of the Layer B Initial Premium is paid on a funds held basis, such portion shall be credited with interest, as provided in Article 11, Interest Credit, paragraph 2. Subject Ultimate Net Loss excess the Retention of Layer B Coverage will reduce the Return Premium dollar for dollar. The Reinsurers shall pay Return Premium at the earlier of the final settlement of Ultimate Net Loss or Commutation by debit to the Funds Held Account.

D. Reinsurers' Expense - The Company shall pay an up-front Reinsurers' Expense equal to the greater of .83% (point eight three percent) of SNEPI or $1,850,000 (one million eight hundred fifty thousand dollars), net of Ceding Commission. Reinsurers' Expense shall be paid by the Company to the Reinsurers as soon as practicable on or after the inception of this Agreement. Furthermore, the Company shall pay the Reinsurers 3.50% (three point five zero percent) of the gross Additional Premium payable hereunder, except in respect of the 10% (ten percent) Additional Premium in Layer C, including interest back to inception. The Reinsurers shall pay the Company any return Reinsurers' Expense, including interest back to inception, based upon downward adjustment of ceded Ultimate Net Loss.

      The Company shall also pay the Reinsurers an additional Reinsurers' Expense of $1,000,000 (one million dollars) on July 1, 2003 and another $1,000,000 on July 1, 2005 if Coverage afforded under this Agreement is in force and not commuted at such respective dates.

      Reinsurers' Expense shall be debited from the Funds Held Account at July 1, 2001.



                                    ARTICLE 9

CEDING COMMISSION

A. The Reinsurers shall allow the Company a Ceding Commission equal to 40.0% (forty percent) of all Initial Premium, Additional Premium and Reinsurers' Expense hereon after grossing up all such Premiums and Reinsurers' Expense by 0.60 (100% - 40%). All Ceding Commissions shall be credited to the Funds Held Account as of July 1, 2001. Accordingly, all such grossed up Premiums and Reinsurers' Expense shall be credited to the Funds Held Account at July 1, 2001.

B. Ceding Commission due hereunder shall be paid by the Reinsurers to the Company at the earlier of final settlement of Business Covered Ultimate Net Losses or Commutation, as defined in Article 13, Commutation.


                                   ARTICLE 10

FUNDS HELD ACCOUNT

For purposes of this Agreement, the Reinsurers shall allow the Company to establish and maintain a cumulative Funds Held Account, comprised of the following:

      A. The Funds Held Account balance at June 30, 2001 shall be equal to zero.

      B. The Funds Held Account at each subsequent calendar quarter end shall be comprised of the following cumulative amounts:

            1) The Funds Held Account at the end of the prior calendar quarter; plus

            2) 100% (one hundred percent) of incremental Initial Premiums, Additional Premiums and Reinsurers' Expense, inclusive of Ceding Commission due, if any; plus

            3)    Ceding Commission actually paid by the Reinsurers, if any;
                  less

            4)    Return Premium paid by the Reinsurers, if any; less

            5)    Reinsurers' Expense; plus

            6)    Interest Credit, per Article 11, Interest Credit; less

            7) Ceded Ultimate Net Losses paid by the Reinsurers for the respective calendar quarter; less

            8) Any Commutation Amounts paid by the Reinsurer per Article 13, Commutation.

      The Company shall determine and report the balance and activity of the Funds Held Account quarterly within 60 (sixty) days to the Reinsurer.

      It is hereby understood that, in order for the Reinsurer to receive the balance of the Funds Held Account, for any other reason except as provided by the terms and conditions of this Agreement, this Agreement must be surrendered and reissued to transfer the right to maintain the Funds Held Account.

      The Reinsurer shall remain liable under the terms and conditions hereon until all Ultimate Net Losses are finalized or until this Agreement is commuted.

      In the event the Company is required to transfer the balance of the Funds Held Account to a Contingent Trust Fund pursuant to Article 30 of this Agreement, then the Contingent Trust Fund shall be deemed to be the Funds Held Account for all purposes under this Agreement, including without limitation, determining Commutation payments under Article 13, Profit Sharing under Article 14 and the security required under Article 17.


                                   ARTICLE 11

INTEREST CREDIT

The Funds Held Account shall be credited quarterly by the Company with 1). an Interest Credit rate of 1.9427% (one point nine four two seven percent) as of the first day of each calendar quarter resulting in an effective annual rate of 8.0% (eight point zero percent) on the Funds Held Account balance as of the end of the preceding calendar quarter.

Interest Credit on the Funds Held Account will continue even in the event of the Company's insolvency, liquidation or rehabilitation.

In the event that the Funds Held Account is transferred to a trust account, as provided in Article 30, Contingent Trust Account, the Company is obligated to contribute additional assets to the trust so that the 1.9427% (one point nine four two seven percent) quarterly yield on the trust assets are equivalent to the Funds Held Account Interest Credit rate stipulated herein.


                                   ARTICLE 12

ACCOUNTS, REMITTANCES AND LOSS SETTLEMENTS

A. Within 60 (sixty) days following the end of each calendar quarter, the Company shall report to the Reinsurers the amount of:

      1) Subject Net Earned Premium Income segregated by Short-Tail and Other Lines of Business and Retention;

      2) Ultimate Net Losses paid segregated by Short-Tail and Other Lines of Business;

      3) Ultimate Net Losses outstanding segregated by Short-Tail and Other Lines of Business;

      4) Ultimate Net Losses paid and outstanding under this Agreement segregated by Short-Tail and Other Lines of Business, in accordance with Article 5, Coverage, Retention, Aggregate Limit and Franchise Deductible;

      5) Premium amounts calculated in accordance with Article 8, Initial Premium, Additional Premium, Return Premium and Reinsurers' Expense, including applicable Ceding Commission; and

      6) The balance of the Funds Held Account as of that calendar quarter end and activity in the Funds Held Account during the calendar quarter.

      The report outlined in this section shall continue until final settlement of all losses hereunder or Commutation in accordance with Article 13, Commutation.

B. Remittance of Reinsurers' Expense amounts due shall be paid by the Company to the Reinsurers as premiums are due in the manner outlined under Article 8, Initial Premium, Additional Premium, Return Premium and Reinsurers' Expense.

      All loss settlements made by the Company on Subject Business, whether under policy terms and conditions or by way of compromise, shall be in the sole discretion of the Company and shall be unconditionally binding on the Reinsurers. Upon satisfactory proof of loss, the Reinsurers shall pay or allow, as applicable, its share of each such settlement in accordance with this Agreement.

C. Settlement of Ultimate Net Losses paid in excess of the Retention shall be made by the Reinsurers to the Company quarterly within 15 (fifteen) days of receipt of the report by the Reinsurers or 75 (seventy five) days after the end of the quarter, whichever is later. Ultimate Net Loss amounts shall be firstly deducted from the Funds Held Account until such time as the Funds Held Account is zero, after which amounts shall be paid by the Reinsurers to the Company. The Reinsurers' liability for Ultimate Net Losses (including ceded Ultimate Net Losses paid from the Funds Held Account) shall be subject to the Aggregate Limits hereunder as detailed in
      Article 5, Coverage, Retention, Aggregate Limit and Franchise Deductible, Sections C, D and E.


                                   ARTICLE 13

COMMUTATION

The Company may unilaterally elect to commute Ultimate Net Loss liability outstanding if the Funds Held Account balance equals or exceeds total ceded reinsurance recoverables (ceded outstanding Ultimate Net Loss, Ceding Commissions payable and Return Premiums payable). Otherwise, Commutation is also available upon the mutual consent of the Company and the Reinsurers effective at any calendar quarter end on or after the termination date, to commute Ultimate Net Loss liability outstanding hereunder. At Commutation, the Reinsurers shall pay to the Company, the lesser of:

      1) the present value of any Ultimate Net Loss liability, as determined by the Company; or

      2) the existing value of the Funds Held Account at the Commutation date.

Commutation payments in accordance with this Article shall be treated as Ultimate Net Loss paid under this Agreement for determination of the Funds Held Account.

Said payment shall constitute, together with the Profit Sharing payment, Ceding Commission and Return Premium settlements, a full and final settlement of all terms of this Agreement. The Company will execute a hold harmless agreement in a form acceptable to the Company and the Reinsurers so stating and the Reinsurers will be thereby released from all current and future liability hereunder.

                                   ARTICLE 14

PROFIT SHARING

Upon finalization of the payment of all Ultimate Net Loss recoverable hereunder and/or Commutation, the Reinsurers will relinquish to the Company 100% (one hundred percent) of the remaining Funds Held Account balance, if any, after payment of the Return Premium and Ceding Commission. Payment of Profit Sharing by the Reinsurers to the Company shall release the Reinsurers from all current and future liability hereunder.

                                   ARTICLE 15

CURRENCY

Whenever the word "dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


                                   ARTICLE 16

TAXES

In consideration of the terms under which this Agreement is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or to the District of Columbia.

The Company shall pay any United States Federal Excise Tax and/or Withholding Tax which are applicable to remittances under this Agreement to the appropriate authorities. Federal Excise Tax shall not be deducted from the Funds Held Account.

Any foreign Reinsurer must file U.S. Federal Tax Form W-8, "Certificate of Foreign Status", with the Company certifying that it is a foreign person.


                                   ARTICLE 17

REINSURERS' SECURITY

(This Article applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company's reserves.)

It is agreed that when the Company files with the Insurance Department or establishes reserves for claims covered and unearned premium hereunder, as required by law, the Company shall forward to the Reinsurers a statement showing the proportion of such loss and unearned premium reserves which is applicable to the Reinsurers. The Reinsurers hereby agree, if it is necessary for the Company to obtain statutory credit for such, to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurers and allocated loss adjustment expense relating thereto, losses and allocated loss adjustment expense paid by the Company but not recovered from the Reinsurers, plus reserves for losses incurred but not reported, as shown in the statement prepared by the Company to the extent such reserves exceed the Funds Held Account Balance. Upon the Company's request, the Reinsurers hereby agree to apply for and secure delivery to the Company of a clean, irrevocable, unconditional and evergreen Letter of Credit or Trust, with a minimum term of one year, that is issued or confirmed, and presentable and payable in the United States by any bank or trust company meeting the requirements under the insurance laws of the State of Connecticut, and is in a format acceptable to the governmental authority having jurisdiction over the Company's reserves, in an amount equal to the Reinsurer's proportion of such loss and unearned premium and commission reserves which exceed the Funds Held Account balance.

The Company and the Reinsurers agree that the Letter of Credit provided by the Reinsurers under this provision may be drawn upon at any time, notwithstanding any other provisions in this Agreement, including and without limitation by any liquidator, rehabilitator, receiver or conservator of such Company for the following purposes:

      1) to reimburse the Company for the Reinsurer's share of Ultimate Net Losses paid by the Company under the Reinsurance Agreements reinsured under this Agreement and which has not otherwise been paid;

      2) to reimburse the Company for the Reinsurer's share of premium returned under the Reinsurance Agreements reinsured under this Agreement on account of cancellation of such Reinsurance Agreements;

      3) to fund an account with the Company in an amount at least equal to the deduction, for reinsurance ceded, from the Company's liabilities for amounts ceded under this Agreement. Such cash deposits shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurers. Such amount shall include, but not be limited to, amounts for reserves for claims and losses incurred, including losses incurred but not reported, loss adjustment expenses, and unearned premiums;

      4) to pay any other amounts the Company claims are due under this Agreement;

      5) to return any amounts drawn down on Letters of Credit in excess of the actual amounts required for (1), (2) and (3) above, or in case of (4) above, any amounts which are subsequently determined not to be due.

All of the foregoing should be applied without diminution because of insolvency on the part of the Company or the Reinsurers.

The designated bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of properly authorized representatives of the Company.

The Company agrees to pay the actual costs of obtaining any such Letter of Credit for amounts up to, but not exceeding, 60 (sixty) basis points times the time weighted annual average face amount of such Letter of Credit.



                                   ARTICLE 18

EXCESS OF POLICY LIMITS

A. This Agreement shall protect the Company, within the limits hereof, for 100% (one hundred percent) of loss in excess of the limit of its original policies of insurance or Reinsurance Agreements, such loss in excess of the limit having been incurred because of failure by the Company to settle within the policies of insurance or Reinsurance Agreement limit or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

      However, this Article shall not apply where the loss has been incurred due to fraud by a member of the board of directors or a corporate officer of the company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

      For the purpose of this Article, the word "loss" shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Reinsurance Agreement.

B. In addition, Ultimate Net Loss, as defined above, shall include 100% (one hundred percent) of the Company's share of losses paid under excess of policy limits coverage provided by the Company in its Subject Business.


                                   ARTICLE 19

EXTRA CONTRACTUAL OBLIGATIONS

A. This Agreement shall protect the Company for 100% (one hundred percent) of any extra contractual obligations within the limits hereof. The term "Extra Contractual Obligations" is defined as those liabilities not covered under any other provision of the Company's original policies of insurance or Reinsurance Agreements and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policies of insurance or Reinsurance Agreement limit, or by reason of alleged or actual negligence or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

      The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original loss event. However, this Article shall not apply where the loss has been incurred due to fraud by a member of the board of directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

B. In addition, Ultimate Net Loss, as defined above, shall include 100% (one hundred percent) of the Company's share of losses paid under extra contractual obligations coverage provided by the Company in its Subject Business.


                                   ARTICLE 20

OFFSET

The Company or the Reinsurers shall have and may exercise, at any time and from time to time, the right to offset any balance or balances whether on account of Initial Premiums, Return Premiums, Interest Credit, Ceding Commissions, or on account of ceded Ultimate Net Losses paid, or otherwise any amounts due from one party to the other party hereto under the terms of this Agreement.


                                   ARTICLE 21

INDEMNIFICATION AND ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.


                                   ARTICLE 22

ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurers at all reasonable times, and the Reinsurers shall have the right to inspect, through their authorized representatives, all books, records and papers of the Company in connection with any reinsurance hereunder or claims in connection herewith.

                                   ARTICLE 23

ASSIGNMENT AND ASSUMPTION

All the terms of this Agreement will be binding upon the successors and assigns of the parties hereto and will inure to the benefit of and be enforceable by the parties, their successors and assigns, provided however, that this Agreement may not be assigned by either party hereto without the prior written consent to the other; and provided further that nothing in this Agreement will prevent either the Reinsurers or the Company from merging or consolidating with a corporation or having the assets of either the Reinsurers or the Company sold or otherwise transferred.


                                   ARTICLE 24

INSOLVENCY

A. In the event of the insolvency of the Company, reinsurance under this Agreement shall be payable by the Reinsurers (on the basis of the liability of the Company under the policy or policies reinsured without diminution because of the insolvency of the Company) to the Company or to its liquidator, receiver or statutory successor, except as provided by Connecticut insurance law or except:

      1) Where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company; and

      2) Where the Reinsurers, with the consent of the direct insured or insureds, has assumed such policy obligations of the Company as direct obligations of the Reinsurers to the payees under such policies and in substitution for the obligations of the Company to such payees.

B. It is agreed, however, that the liquidator or receiver or statutory successor of the insolvent Company shall give written notice to the Reinsurers of the pendency of a claim against the insolvent Company on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, the Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which they may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurers.

C. Should the Company go into liquidation or should a receiver be appointed, the Reinsurers shall be entitled to deduct from any sums which may be or may become due to the Company under this Agreement any sums which are due to the Reinsurers by the Company under this Agreement and which are payable at a fixed or stated date, as well as any other sums due the Reinsurers which are permitted to be offset under applicable law.

                                   ARTICLE 25

CONFIDENTIALITY

The parties acknowledge there may be portions of this Agreement, the treaty prospectus or the marketing package that may contain confidential, proprietary information of the Company. The Reinsurers shall maintain the confidentiality of such information concerning the Company or its business and shall not disclose it to any third person without prior approval; provided, however, that the Reinsurers may be required and are permitted under this Agreement to disclose such information in answers to interrogatories, subpoenas or other legal/arbitration processes as well as to the Company's Intermediaries, to the Reinsurers' retrocessionaires, and applicable intermediaries, or in response to request by governmental and regulatory agencies. In addition, the Reinsurers may disclose such information to their accountants and to their outside legal counsel as may be necessary.


                                   ARTICLE 26

ARBITRATION

A. As a condition precedent to any right of action hereunder, if any dispute shall arise between the Company and the Reinsurers with reference to the formation or validity of this Agreement, the interpretation of this Agreement or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within 30 (thirty) days after the receipt of written notice from the other party requesting it to do so, the requesting party may appoint two arbitrators. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 (thirty) days of their appointment, each of them shall name two, of whom each shall decline one and the decision shall be made by the American Arbitration Association. All arbitrators shall be active or retired disinterested executive officers of insurance or reinsurance companies not under the management or control of either party to this Agreement.

B. Each party shall submit its case to its arbitrator within 30 (thirty) days of the appointment of the third arbitrator. The arbitrators shall render a decision within 30 (thirty) days of the close of the arbitration hearing.

C. The decision in writing of any two arbitrators, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and of the arbitration. Said arbitration shall take place in Edison, New Jersey, unless some other place is mutually agreed upon by the Company and the Reinsurers.

                                   ARTICLE 27

SERVICE OF SUIT

Subject to the provisions of Article 26, Arbitration ,it is agreed that in the event of the failure of the Reinsurers to pay any amount claimed to be due under this Agreement, the Reinsurers, at the request of the Company, shall submit to the jurisdiction of any court of competent jurisdiction within the United States of America and shall comply with all requirements necessary to give such court jurisdiction; and all matters arising hereunder shall be determined in accordance with the law and practice of such court. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurers' rights to commence an action in any court of competent jurisdiction in the United States of America, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States of America or of any state in the United States of America.

Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829 (hereinafter "agent for service of process"), and in any suit instituted against the Reinsurers upon this Agreement, the Reinsurers shall abide by the final decision of such court or of any appellate court in the event of an appeal.

The above named are authorized and directed to accept service of process on behalf of the Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that the agent for service of process shall enter a general appearance on behalf of the Reinsurers in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States of America which makes provision therefor, the Reinsurers hereby designate the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement and hereby designate the agent for service of process as the firm to whom the said officer is authorized to mail such process or a true copy thereof.


                                   ARTICLE 28
GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of New York, exclusive of the rules with respect to conflicts of law, and except as to rules with respect to credit for reinsurance in which case the rules of all applicable states shall apply.

                                   ARTICLE 29

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulation or public policy of any jurisdiction, the parties hereto agree to renegotiate in good faith the terms and conditions of such provision as it applies to such jurisdiction, but only to the extent required to conform to the applicable statute or regulation, and to renegotiate in good faith such other terms and provisions of this Agreement (if any) which are affected by the illegality or unenforceability of such provision as it applies to such jurisdiction.


                                   ARTICLE 30

CONTINGENT TRUST FUND

The Company will immediately transfer the balance of the Funds Held Account in no less than 30 (thirty) days from the date of a Triggering Event, into a New York Regulation No. 114 compliant trust account. Notwithstanding the above, the Company is required to deposit additional assets into the trust account as to guarantee an investment return equivalent to the Interest Credit, as provided in
Article 11, Interest Credit. A Triggering Event shall include the following:

      1) Change of Control - a change in the ultimate controlling shareholder of the Company that requires a filing to be made with any insurance regulatory authority or with the Securities and Exchange Commission of the United States, excluding any internal consolidation or reorganization which does not change such ultimate controlling shareholder;

      2) Change in Management - any change, without the prior written consent of the Reinsurers, in the offices of Chairman, President or Chief Executive Officer or a change to the office of the majority of Executive Vice Presidents of the Company; or

      3) Downgrade - a downgrade in the Company's rating by A.M. Bests below "B++" (Very Good); or

      4) Regulatory Scrutiny or Oversight - the Company becomes (a) subject to the administrative supervision of any applicable insurance regulatory authority, (b) becomes subject to any rehabilitation or insolvency proceeding, or (c), the Company's risk based capital falls below the Company Action Level, as defined in the NAIC Risk Based Capital Model Act; or

                                   ARTICLE 31


CHANGES IN ADMINISTRATIVE PRACTICES

The Company may not commute any of the reinsurance agreements set forth on Schedule B without the prior approval of the Reinsurer, provided, however, that if the Company is required to commute under the terms of the underlying reinsurance agreements, then such agreement shall be deemed to be in place as if there had been no commutation until all liability of the Reinsurer under this Agreement is commuted.


                                   ARTICLE 32

INTERMEDIARY

Pegasus Advisors - Towers Perrin Reinsurance is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expenses, salvages and loss settlements) related hereto shall be transmitted to the Company or the Reinsurer through Pegasus Advisors - Towers Perrin Reinsurance, Forestal Centre, 175 Powder Forest Drive, Weatogue, Connecticut 06089. It is understood, as regards remittances due either party hereunder, that payment by the Company to the Intermediary shall constitute payment to the Reinsurer but payment by the Reinsurer to the Intermediary shall only constitute payment to the Company to the extent that such payments are actually received by the Company. Notwithstanding the foregoing, it is agreed that all payments will be direct from the Reinsurer to the Company, or from the Company to the Reinsurer, as appropriate.


                                   ARTICLE 33

COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                                   ARTICLE 34

OTHER CLAUSES

1)       Change in Control
2)       Others to be agreed.

In Witness Whereof, the parties hereto express their agreement by their duly authorized signatures below:


For and on behalf of PXRE Reinsurance Company in confirmation of the terms, conditions and Reinsurers hereon:

By:    /s/ J. Radke
       -------------------------

Title:  EVP
       -------------------------


For and on behalf of Select Reinsurance Ltd., for a 40% (forty percent) participation, in confirmation of the terms and conditions hereon, however signed subject to no other reinsurer or rcinsurers to this transaction receiving more favorable terms and conditions than Select Reinsurance Ltd., additionally noting however that Select Re is not requiring PXRE Reinsurance Company to post a letter of credit at the inception of the agreement as required by other reinsurers to this Agreement and also that Select Reinsurance Ltd. shall have Change of Control as a Triggering Event per Article 30 of this Agreement while other reinsurer or reinsurers may not have such a provision included within the terms of their own Agreements.


 By:   /s/ Robert P. Myron
       ---------------------------

Title: Vice President
       Select Reinsurance Ltd.
       ---------------------------